<SEQUENCE>1
<FILENAME>edgar.txt
FORM 4 - 5/1/03

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Benedict Choy
   12218 Farr Ranch Road
   Saratoga, CA 95070

2. Issuer Name and Ticker or Trading Symbol
   Supertex, Inc.
   SUPX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   4/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice-President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

_____________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                   |
_____________________________________________________________________________________________________________________|
1. Title of     |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect    |
   Security     | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership  |
                |      |      |                                  |  Beneficially     |(D)or |                        |
                |      |    | |                  | A/|           |  Owned at         |Indir |                        |
                | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                        |
_____________________________________________________________________________________________________________________|
                |      |    | |                  |   |           |                   |      |                        |
Common Stock    | 4/30/| T  |V|     362          | A |11.3050    |   217,304         | D    |                        |
                 03
---------------------------------------------------------------------------------------------------------------------|
                |      |    | |                  |   |           |                   |      |                        |
---------------------------------------------------------------------------------------------------------------------|
_____________________________________________________________________________________________________________________|
________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
_________________________________________________________________________________________________________________________|
1.Title of    |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount |8.Price|9.Number    |10.|11.Nature  |
  Derivati    |version |Transaction | rivative Secu |cisable and|  of Underlying    |of Deri|of Deriva   |Dir|of Indirect|
  Security    |or Exer |     |      | rities Acqui  |Expiration |  Securities       |vative |tive        |ect|Beneficial |
              |cise    |     |      | red(A) or Dis |Date(Month/|                   |Secu   |Securities  |(D)|Ownership  |
              |Price of|     |      | posed of(D)   |Day/Year)  |                   |rity   |Benefi      |or |           |
              |Deriva- |     |      |               |Date |Expir|                   |       |ficially    |Ind|           |
              |tive    |     |      |           | A/|Exer-|ation|  Title and Number |       |Owned at    |ire|           |
              |Secu-   |     |    | |           | D |cisa-|Date |  of Shares        |       |End of      |ct |           |
              |rity    |Date |Code|V|  Amount   |   |ble  |     |                   |       |Month       |(I)|           |
_________________________________________________________________________________________________________________________|
ISO Option    |        |     |    | |           |   |12/1/|12/1/|Common     |20,000 |       |    (1)     |   |           |
(to purchase  |        |     |    | |           |   |2000 |2006 |           |       |       |            |   |           |
 common stock)|        |     |    | |           |   |     |     |           |       |       |            |   |           |
_________________________________________________________________________________________________________________________
ISO Option    |        |     |    | |           |   |3/3/ |3/3/ |Common     |22,000 |       |    (2)     |   |           |
(to purchase  |        |     |    | |           |   |2000 |2004 |           |       |       |            |   |           |
 common stock)|        |     |    | |           |   |     |     |           |       |       |            |   |           |
_________________________________________________________________________________________________________________________
NQ Option     |        |     |    | |           |   |3/3/ |3/3/ |Common     |4,000  |       |    (3)     |   |           |
(to purchase  |        |     |    | |           |   |2001 |2004 |           |       |       |            |   |           |
 common stock)|        |     |    | |           |   |     |     |           |       |       |            |   |           |
_________________________________________________________________________________________________________________________
ISO Option    |        |     |    | |           |   |6/1/ |6/1/ |Common     |45,000 |       |    (4)     |   |           |
(to purchase  |        |     |    | |           |   |2003 |2008 |           |       |       |            |   |           |
common stock) |        |     |    | |           |   |     |     |           |       |       |            |   |           |
_________________________________________________________________________________________________________________________
NQ Option     |        |     |    | |           |   |6/1/ |6/1/ |Common     |7,000  |       |    (5)     |   |           |
(to purchase  |        |     |    | |           |   |2000 |2005 |           |       |       |            |   |           |
common stock) |        |     |    | |           |   |     |     |           |       |       |            |   |           |
_________________________________________________________________________________________________________________________
NQ Option     |        |     |    | |           |   |6/1/ |6/1/ |Common     |20,000 |       |    (6)     | D |           |
(to purchase  |        |     |    | |           |   |2003 |2008 |           |       |       |            |   |           |
common stock) |        |     |    | |           |   |     |     |           |       |       |            |   |           |
_________________________________________________________________________________________________________________________

Explanation of Responses:
1.  12,000 Shares Exercisable
2.  22,000 Shares Excercisable
3.  4,000 Shares Exercisable
4.  No Shares Exercisable
5.  7,000 Shares Exercisable
6.  No Shares Exercisable

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78 ff(a)

SIGNATURE OF REPORTING PERSON
/S/ Benedict Choy

DATE
5/1/03